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Exhibit 11

CCC INFORMATION SERVICES GROUP INC. AND SUBSIDIARIES
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
Per share income (loss) from continuing operations:
Income (loss) from continuing operations	$1,172	$(7,155)	$(20,129)	$14,126

Weighted average common shares outstanding:
Shares attributable to common stock outstanding	21,821	21,613	21,794	21,906
Shares attributable to common stock equivalents outstanding	74	—	—	315

	21,895	21,613	21,794	22,221

Per share income (loss) from continuing operations	$0.05	$(0.33)	$(0.92)	$0.64

Per share discontinued operations:
Discontinued operations	$—	$(447)	$(6,982)	$64

Weighted average common shares outstanding:
Shares attributable to common stock outstanding	21,821	21,613	21,794	21,906
Shares attributable to common stock equivalents outstanding	74	—	—	315

	21,895	21,613	21,794	22,221

Per share discontinued operations	$—	$(0.02)	$(0.32)	$—

Net income (loss)	$1,172	$(7,602)	$(27,111)	$14,190

Weighted average common shares outstanding:
Shares attributable to common stock outstanding	21,821	21,613	21,794	21,906
Shares attributable to common stock equivalents outstanding	74	—	—	315

	21,895	21,613	21,794	22,221

Net income (loss)	$0.05	$(0.35)	$(1.24)	$0.64

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  Exhibit 11
STATEMENT RE: COMPUTATIONS OF PER SHARE EARNINGS